Execution Copy

EXHIBIT 2.1
PLAN AND AGREEMENT OF MERGER
COMMUNITY BANK OF NORTHERN WISCONSIN

THIS PLAN AND AGREEMENT OF MERGER, including the Exhibits and Schedules referred to herein (this “Agreement”), made as of the 10th day of February, 2016, by and among Old Murry Bancorp, Inc., a Wisconsin corporation (hereinafter the “Seller”), those individuals set forth on Exhibit A to this Agreement (such individuals, collectively, shall hereinafter be referred to as the “Control Shareholders”), Community Bank of Northern Wisconsin (the “Bank”), a state bank duly organized and existing under the laws of the State of Wisconsin, and Citizens Community Federal, N.A., a federally-chartered national banking association duly organized and existing under the law of the United States (the “Buyer”).
W I T N E S S E T H:
WHEREAS, the Seller is a Wisconsin corporation with 21,425 shares of issued and outstanding voting common stock, 46.83% of which is owned by the Control Shareholders;
WHEREAS, the Bank has authorized capital consisting of 5,028.39 shares of common stock, $100.00 par value per share, of which there are currently outstanding 4,351 shares (hereinafter referred to as the “Bank Shares”), all of which are owned by the Seller;
WHEREAS, the management and boards of directors of the Buyer, the Seller and the Bank believe that the proposed merger of the Bank with and into the Buyer, all as more fully set forth in Section 1.1 (the “Merger”), to be accomplished in the manner set forth in this Agreement, is in the best interests of their respective corporations or association, as applicable, and their respective shareholders;
WHEREAS, the Parties intend by this Agreement to set forth the terms and conditions of the Merger as a “merger” pursuant to the authority given by and in accordance with the provisions of the National Bank Act, dated November 7, 1918, as amended, and other applicable federal laws, and the provisions of applicable laws of the State of Wisconsin;
WHEREAS, the Seller, the Bank and the Buyer desire to have the Bank merge with and into the charter of the Buyer and to have the banking offices of the Bank become banking offices of the Buyer.
NOW, THEREFORE, in consideration of the foregoing premises and further in consideration of the mutual covenants and agreements herein contained and set forth, the parties hereto hereby agree as follows:
ARTICLE 1.
THE MERGER
1.1.    The Merger and Effect of Same. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, and in accordance with the provisions of 12 U.S.C. § 215a-1 and 12 U.S.C. § 1831(u), Wisconsin Statutes Section 221.0702, and other applicable federal, Wisconsin and other laws governing the merger between financial institutions, in the Merger, the Bank shall be merged with and into the Buyer and continue under the charter of the Buyer, with the Buyer deemed to be the surviving banking organization of both the Bank and the Buyer, whereupon the separate corporate existence of the Bank shall cease, its charter shall be surrendered and returned to the State of Wisconsin, and the Buyer shall continue as the surviving bank under the name “Citizens Community Federal, N.A., with all the rights, privileges, immunities, powers and franchises and subject to all the duties, restrictions and liabilities of a national banking association organized under the laws of the United States (the “Surviving Bank”). From and after the Effective Time, all rights, privileges, immunities, powers, franchises, of a public as well as a private nature, and interests of the Bank in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Surviving Bank by virtue of such Merger without any deed or other transfer, and the Surviving Bank, without any order or other act on the part of any court or otherwise, shall hold and enjoy all rights of property, privileges, immunities, powers, franchises and interests including, without limitation, appointments, designations and nominations, all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver and committee of estates of incompetence and in every other fiduciary capacity, in the same manner and to the same extent as such rights, property, privileges, immunities, powers, franchises and interests are held or enjoyed by the Bank immediately before the Effective Time of the Merger. The Surviving Bank shall be liable for all liabilities of the Bank; and all deposits, debts, liabilities, obligations and contracts of the Bank, matured or unmatured, whether accrued, absolute, contingent or otherwise and whether or not reflected or reserved against on balance sheets,

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books of account or records of the Bank, shall be those of the Surviving Bank and shall not be released or impaired by the Merger. All rights of creditors and other obligees and all liens on property of the Bank shall be preserved unimpaired.
1.2.    Closing and Effective Time of Merger. Upon the terms and subject to the conditions of this Agreement, the closing of the Merger contemplated by this Agreement (the “Closing”) shall take place at the offices of Winthrop & Weinstine, P.A., 225 South 6th Street, Suite 3500, Minneapolis, Minnesota 55402, at 10:00 a.m., no later than the fifth (5th) business day following receipt by the Buyer of all necessary regulatory approvals and the expiration of all applicable waiting periods, or on such other day or at such other time or place as may be mutually agreed upon by the Buyer and the Seller (said day of closing hereinbefore and hereinafter called the “Closing Date”). The Merger shall become effective as of 12:01a.m. on the Closing Date (the “Effective Time”).
1.3.    Articles of Association, Bylaws, Board of Directors and Officers of Surviving Bank. As a result of the Merger and at the Effective Time, the following shall occur:

(a)
Articles of Association of Surviving Bank. The Articles of Association of the Buyer in effect immediately prior to the Effective Time shall be the Articles of Association of the Surviving Bank. After the Effective Time, the Articles of Association of the Surviving Bank may be amended in accordance with their terms and as provided under applicable law.

(b)
Bylaws of Surviving Bank. The Bylaws of the Buyer in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Bank. After the Effective Time, the Bylaws of the Surviving Bank may be amended in accordance with their terms and as provided by the Articles of Association of the Surviving Bank and applicable law.

(c)
Board of Directors of the Surviving Bank. The board of directors of the Buyer as constituted immediately prior to the Effective Time shall be the board of directors of the Surviving Bank, each to hold office in accordance with the Articles of Association and the Bylaws of the Surviving Bank.

(d)
Officers of the Surviving Bank. The officers of the Buyer as constituted immediately prior to the Effective Time and such other officers as may be appointed by the board of directors of the Buyer or the Surviving Bank shall be the officers of the Surviving Bank, each to hold office in accordance with the Articles of Association and the Bylaws of the Surviving Bank.

1.4.    Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any act on the part of the Seller, the Buyer or the Bank, the following shall occur:

(a)
Outstanding Buyer Equity. Each issued and outstanding share of Buyer Common Stock and any and all other issued and outstanding Equity Securities (as hereinafter defined) of the Buyer immediately prior to the Effective Time will, on and after the Effective Time, continue unchanged and shall evidence ownership of such shares of the Surviving Bank.

(b)
Conversion, Cancellation and Retirement of Bank Stock. Each share of Bank Shares outstanding immediately prior to the Effective Time shall cease to be outstanding, shall automatically be canceled and retired and shall cease to exist, and each certificate evidencing Bank Stock shall cease to have any rights with respect thereto, except that upon surrender of the certificate(s) evidencing the Bank Shares, such certificate(s) evidencing the Bank Shares shall be converted into the right to receive, in the aggregate, a cash payment in an amount equal to the Merger Consideration (as hereinafter defined in Article 2).

ARTICLE 2.
MERGER CONSIDERATION
2.1.    Merger Consideration. The aggregate merger consideration to be paid by Buyer to Seller pursuant to and in connection with the Merger (the “Merger Consideration”) shall be equal to the sum of the following: (i) the Bank’s Book Value (as hereinafter defined) as of the Determination Date (as hereinafter defined); plus (ii) interest on item (i) above at an annual rate of five percent (5%) for the period from the Determination Date through, and including, the Closing Date, provided the Bank’s Book Value is higher on the Closing Date than the Determination Date; plus (iii) Five Million Dollars ($5,000,000).

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For purposes of this Agreement, “Book Value” shall be equal to the sum of the balances, determined as of the Determination Date, in the Bank’s ledger accounts for its capital stock, its surplus, and its undivided profits (including year-to-date earnings after distribution for income taxes, but excluding (i) the net unrealized loss or gain on securities classified as available for sale recorded under the provisions of ASC 320-10 and (ii) any intangible assets of the Bank. Book Value shall be determined from the Determination Date Balance Sheet as prepared and agreed upon by the parties in accordance with Section 2.5 at least three (3) days prior to the Closing Date.

For purposes of this Agreement, “Determination Date” shall be the month-end prior to the Closing Date.
Based on the foregoing computation, for purposes of illustration, an example of the computation of the Merger Consideration, assuming a December 31, 2015 Determination Date is set forth on Exhibit B to this Agreement.
2.2.    Capital Dividend. In the event the Bank’s Book Value on the Determination Date exceeds eight percent (8%) of the Bank’s total average assets (the “Excess Capital”), averaged over the three (3) calendar months prior to the Determination Date (the “Bank Assets”), then, subject to receipt of all necessary regulatory approvals, the Bank shall declare a dividend to the Seller equal to the Excess Capital which shall be paid to the Seller on or before the Closing Date, in order to reduce the Bank’s Book Value to eight percent (8%) of the Bank Assets (the “Capital Dividend”).
2.3.    Payment Terms. The Merger Consideration shall be paid by the Buyer to the Seller in immediately available funds as follows:

(a)
Earnest Money. The sum of Seventy-Five Thousand dollars ($75,000) (the “Earnest Money”) has been paid to the Seller upon the execution of this Agreement and the receipt of said $75,000 is hereby acknowledged by the Seller. The Earnest Money shall be paid into an interest-bearing account in the name of the Seller and Buyer at the Bank. The Earnest Money shall only be withdrawn pursuant to the terms and conditions of this Agreement.

The parties hereby agree that if the transaction contemplated herein cannot be consummated as set forth in this Agreement due either (i) to a misrepresentation or breach of any warranty or covenant contained herein by Seller, including, without limitation, Buyer’s termination of this Agreement pursuant to Section 14(b) if such termination is the result of Seller’s actions or failures, or (ii) the Buyer’s termination of this Agreement pursuant to Section 14(c) or 14(d), or (iii) by mutual written consent of the Seller and Buyer, the Earnest Money paid hereunder plus any accrued interest thereon shall be immediately refunded to Buyer. Should the transaction contemplated herein not be consummated for any reason other than specifically hereinabove described, including, without limitation, failure to obtain approval of the transaction from regulatory authorities and the termination of this Agreement by either the Buyer or the Seller pursuant to the terms of Section 14 of this Agreement (other than those sections of Section 14 specifically referenced above), Seller shall be entitled to all of the Earnest Money (plus any accrued interest thereon). In the event the transaction herein is consummated, the Earnest Money (plus any interest accrued thereon) shall be applied to the Merger Consideration.

(b)
Balance of Merger Consideration. The Merger Consideration less the Earnest Money (plus any accrued interest thereon), shall be paid by Buyer to Seller on the Closing Date in immediately available funds.

2.4.    RESERVED.
2.5.    Accounting Standards. The Seller shall cause the Bank to prepare and deliver to the Seller and the Buyer a balance sheet of the Bank as of the Determination Date (the “Determination Date Balance Sheet”). The Determination Date Balance Sheet shall be prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), as modified by applicable regulatory accounting principles applied on a consistent basis (the “Accounting Standards”); provided that the Bank has deemed the following items to be immaterial and they will not be included in the Determination Date Balance Sheet: (i) any accrued but unused PTO, vacation time or other compensated absences, (ii) any deferred loan fees and deferred loan costs, and (iii) normal recurring month end accounts payable for items such as utility bills received after month end. Further, the Seller will not be responsible for any termination costs associated with any of the Bank’s contracts and the Bank shall not be required to record or reserve for any such costs on the Determination Date Balance Sheet. The Merger Consideration calculation set forth in Section 2.1 above shall be calculated based upon the Determination Date Balance Sheet. A copy of the Determination Date Balance Sheet shall be provided to the Buyer as soon as practicable, but not less than five (5) business days prior to the Closing Date. The

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Buyer shall notify the Seller of any disputes regarding the Determination Date Balance Sheet prior to the Closing Date. Any disputes regarding the Determination Date Balance Sheet which arise prior to the Closing Date shall be submitted to the independent accounting firm of RSM US, LLP (the “Independent Accounting Firm”) for a binding resolution. Cost of retaining the Independent Accounting Firm shall be born 50% by Buyer and 50% by Seller. Notwithstanding Section 15.1, all claims relating to issues of dispute regarding the Determination Date Balance Sheet will be barred after the Closing Date where the Buyer is aware of such claim prior to the Closing Date. Therefore, any such issues of dispute regarding the Determination Date Balance Sheet shall be resolved by the parties prior to the Closing Date.
2.6.    Tax Matters. The Seller shall cause the Bank to prepare and file all tax returns for the Bank for all periods ending on or prior to the Closing Date that are filed after the Closing Date. The reasonable expense of preparation and filing of any and all income tax returns required to be filed by the Bank for the period ended December 31, 2015 and for the period from December 31, 2015 through the Closing Date shall be paid on or prior to the Closing by the Seller or the Bank to the extent such fees are due and payable. The Seller and the Bank shall not revoke the Seller’s election to be taxed as an S Corporation within the meaning of Sections 1361 and 1362 of the Internal Revenue Code of 1986, as amended (the “Code”). The Seller and the Bank shall not take or allow any action that would result in termination of the Bank’s status as a qualified Subchapter S subsidiary within the meaning of Sections 1361(b)(3)(B) of the Code.
ARTICLE 3.
ALLOCATION OF THE MERGER CONSIDERATION
The Seller and Buyer agree that the Merger shall be treated as a purchase of assets for federal income tax purposes and Seller and Buyer shall reach agreement on a methodology for completing a copy of IRS Form 8594 and any required exhibits thereto with the proposed allocation of the consideration payable hereunder (the “Allocation Statement”). After the Closing, the Seller and the Buyer shall cooperate in good faith to prepare the Allocation Statement as soon as practicable based upon the agreed upon methodology; provided that if Buyer and the Seller are unable to agree to the Allocation Statement within 30 days following the Closing Date, the Allocation Statement shall be determined conclusively by the Independent Accounting Firm. The fees of the Independent Accounting Firm incurred in preparing the Allocation shall be paid by Buyer and Seller in equal shares. The allocation reflected on the Allocation Statement is intended to comply with and shall be made in accordance with the allocation method required by Section 1060 of the Code. The Buyer and the Seller, as the case may be, shall (i) each report the federal, state, local and other tax consequences of the transactions contemplated herein (including the filing of IRS Form 8594) in a manner consistent with such Allocation Statement (including with respect to any adjustment to any item of consideration or any asset) and (ii) take no position in any tax filing, return, proceeding, audit or otherwise which is inconsistent with the Allocation Statement.
ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF SELLER
In connection with and as an inducement to the Buyer to enter into this Agreement and for the Buyer to be bound by the terms of this Agreement, the Seller represents and warrants to the Buyer that, as of the date hereof (and, unless a schedule specifies a specific date, as of the Closing Date):
4.1.    Organization and Authority. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin and is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. The Seller is registered as a bank holding company with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the Bank Holding Company Act of 1956, as amended (the “Act”). The Bank is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted.
4.2.    Subsidiaries. The Bank has no “Subsidiaries” (as defined in Section 225.2(o) of Regulation Y promulgated by the Federal Reserve Board).
4.3.    Book Capitalization. The authorized capital of the Bank consists of 5,028.39 shares of common stock with a $100.00 par value, of which 4,351 shares are issued and outstanding. Except for the Bank Shares, there are no Equity Securities of the Bank issued and outstanding. “Equity Securities” of an issuer means capital stock or other equity securities of such issuer, options, warrants, or arrangements by which such issuer is or may become bound to issue

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additional shares of its capital stock. The Bank Shares are validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive right of any stockholder of the Bank.
4.4.    Insured Status. The Bank is an insured bank under the provisions of Chapter 16 of Title 12 of United States Code Annotated, relating to the Federal Deposit Insurance Corporation, and no act or default on the part of the Bank has occurred which might materially and adversely affect the status of the Bank as an insured bank under said Chapter.
4.5.    Authority. Subject to receiving necessary regulatory approvals and the approval of the Shareholders of the Seller as set forth in Article 6, the Seller has the power and authority to enter into, execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Seller and the consummation of the transactions contemplated hereby in accordance with and subject to the terms of this Agreement have been duly authorized by all necessary corporate action.
4.6.    No Violation. Except as provided in Schedule 4.6, neither the execution and delivery by the Seller of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by the Seller with any of the provisions hereof will:

(a)
violate or conflict with any provision of the Articles of Incorporation or the Bylaws of the Seller, or violate or conflict with any provision of the Articles of Incorporation or the Bylaws of the Bank;

(b)
violate in any material respect or constitute a default under or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any material agreement or instrument to which the Seller or the Bank is a party or by which any of them or any of their properties or assets is bound, except as has been duly and validly waived, consented to or approved by the other parties to such agreement or instrument;

(c)
result in the creation or imposition of any security interest, lien or other encumbrance upon any assets of the Seller or the Bank under any agreement or commitment to which the Seller or the Bank is a party or by which the Seller or the Bank is bound or to which any of the Seller’s or the Bank’s assets is subject; or

(d)	violate any statute or law or any judgment, order, decree, regulation or rule of any court or governmental authority applicable to the Seller or the Bank or any of their assets.
4.7.    Financial Statements. The following financial statements of the Bank have been or will be delivered to the Buyer and are incorporated by reference herein: The December 31, 2013, and 2014 and December 31, 2015 Reports of Condition and Reports of Income of the Bank and the Reports of Condition and Income of the Bank for each calendar quarter end between the date hereof and the Closing Date (collectively the “Bank Financial Statements”).
The Bank Financial Statements are in accordance with the Accounting Standards and are true and correct in all material respects, and together they fairly and accurately present the financial position and results of operations of the Bank as of the dates and for the periods therein set forth; provided that the Bank has deemed the following items to be immaterial and as such they have not been recorded on the Bank Financial Statements: (1) any accrued but unused PTO, vacation time or other compensated absences, (2) any deferred loan fees and deferred loan costs, and (3) normal recurring month end accounts payable for items such as utility bills received after month end. Since December 31, 2015, there has been no material change in the financial condition, results of operation, business or prospects of the Bank (other than changes in the ordinary course of business, none of which, individually or in the aggregate, has been materially adverse) nor has there been any other event or condition of any character that has materially and adversely affected the financial condition, results of operations, business or prospects of the Bank, taken as a whole; provided, however, Seller makes no representation regarding any adverse change (material or otherwise) that is caused by changes in the Accounting Standards, applicable law or regulation or general economic or market conditions applicable to all banks generally (e.g. interest rate changes).
4.8.    Loans. Except as set forth on Schedule 4.8, all notes and other evidences of indebtedness executed and delivered to the Bank in connection with any of the loans reflected in the records of the Bank or in the Bank Financial Statements, including, without limitation, any and all security agreements, guarantees, mortgages and other collateral documents accompanying the same, (i) are not subject to any claim of set-off or counterclaim, nor will the exercise of any right thereunder render such note or other evidence of indebtedness unenforceable, in whole or in part, or subject to any right of rescission, claim of set-off or counterclaim, and no such right of rescission, claim of set-off or counterclaim has been asserted in any proceeding, (ii) are correct in amount, genuine as to signatures of the makers, endorsers or

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signatories thereof or thereto, were given for a valid consideration in the full amount shown on the books and records of the Bank and (iii) represent binding claims against such makers, endorsers or signatories for the full amount shown on the books and records of the Bank, subject to the enforcement of equitable remedies, bankruptcy, insolvency, moratorium and other laws affecting the rights of creditors generally and the judicial limitation of the performance of the remedy of specific performance. To Seller's Knowledge there are no material misstatements or inaccuracies in any documentation provided to the Bank, or in any representations or warranties made, by any borrower in connection with any loans issued by the Bank or any notes or other evidences of indebtedness executed and delivered to the Bank. To Seller’s Knowledge, all liens in favor of the Bank, and all security interests granted to the Bank, in connection with any loans issued by the Bank or any notes or other evidences of indebtedness executed and delivered to the Bank have been validly granted and perfected. Notwithstanding the foregoing representations or any other representation contained in this Article 4, the Seller makes no representation as to the following and Buyer acknowledges and agrees that it is relying on its own evaluation with respect to: (i) the collectability of any of the Bank’s loans due to any borrower’s financial inability to pay; (ii) the adequacy of any collateral; (iii) the value of any other real estate owned; or (iv) the adequacy of the Bank’s allowance for loan and lease losses.
4.9.    Insider Loans. Set forth on Schedule 4.9, as of the date of this Agreement, is a list of any and all outstanding notes or other evidences of indebtedness executed and delivered by Insiders (as defined below) of the Bank to the Bank. For purposes of this Section 4.9, “Insider” shall mean any officer or director of the Seller or the Bank or any shareholder of the Seller owning 10% or more of the Seller’s stock or any members of the immediate families or related interests of such officers, directors or shareholders, as the terms “immediate families” and “related interests” are defined in §§ 215.2(g) and (n) of Regulation O (12 C.F.R. §§ 215.2(g) and (n)).
4.10.    Participation Loans. Schedule 4.10 fully describes all outstanding loans or other evidences of indebtedness, as of the date of this Agreement, in which the Bank has participated with other parties either as the originating lender or otherwise.
4.11.    Taxes.

(a)
There are no taxes of any kind or character for which the Bank is or may be liable which are now past due, delinquent and/or unpaid. On or prior to January 3, 2003, the shareholders of the Seller and the Seller elected, and the IRS accepted an election for the Seller to become an S corporation pursuant to Section 1362 of the Code and the Seller elected, and the IRS accepted, a qualified Subchapter S subsidiary election for the Bank. Since January 3, 2003, the Bank has been a qualified Subchapter S subsidiary within the meaning of Section 1361(b)(3)(B) of the Code. The Seller’s S corporation election and the Bank’s Subchapter S subsidiary election has not been revoked, nor has the Seller or, to its Knowledge, the shareholders of the Seller, taken any action (or failed to take any action) that would result in the termination of the Seller’s S corporation election or the Bank’s Subchapter S subsidiary election.

(b)
The Bank and Seller have complied in all material respects with all laws relating to Taxes and has timely filed all Tax returns required to be filed by it. All such Tax returns were true, correct and complete in all material respects. For these purposes, “Tax” or “Taxes” means any net income, net receipts, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, privilege, profits, license, capital, withholding, payroll, estimated, employment, excise, goods and services, severance, stamp, occupation, premium, property, unclaimed property, social security, environmental, alternative or add-on, value added, registration, windfall profits or customs duties or other Tax, of any kind, imposed by any governmental authority, or any interest, any penalties, additions to Tax or additional amounts incurred or accrued under applicable Tax law or properly assessed or charged by any governmental authority, in each case, whether disputed or not.

(c)
The Bank has provided or made available to Buyer (i) true, correct and complete copies of all Tax returns filed by the Bank and Seller (in relation to the business of the Bank) for all years beginning after December 31, 2010 or for which the statute of limitations has not expired, and (ii) true, correct and complete copies of all notices of deficiencies, notices of proposed adjustments, notices of assessments, revenue agent reports, closing agreements, settlement agreements, information document requests, protests, and any other similar document, notice, or correspondence of any kind, in each case, that the Seller of Bank (or a representative of the Seller or Bank) has received from, sent to, or entered into with the IRS or any other governmental authority since December 31, 2010 that relates to any Taxes or Tax return which is not closed by the applicable statute of limitations that relates to the business of the Bank. No written claim has been received by the Seller or Bank from

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any governmental authority in the last six (6) years that the Seller or Bank has not properly paid Taxes or filed Tax returns in a jurisdiction in which the Seller or Bank do not file a Tax return that relates to the business of the Bank.

(d)	There are no liens for Taxes on any assets of the Bank, other than statutory liens for Taxes not yet due and payable.

(e)
Neither the Seller nor the Bank have ever been a member of any consolidated, combined or unitary group for federal, state, local or foreign Tax purposes, other than any such group of which the Seller is or was the common parent. The Bank is not liable for Taxes of any other Person as a result of transferee liability, successor liability, joint and/or several liability (including pursuant to Treasury Regulation Section 1.1502-6 (or similar provisions of state, local or non-U.S. Law)), contractual liability, or otherwise. The Bank had been subject to a Tax-sharing agreement with the Seller and its subsidiaries, but such agreement was terminated prior to the Closing Date without liability to the Bank.

(f)
The Bank or Seller has timely and properly withheld (i) all required amounts from payments to Bank’s employees, agents, contractors, nonresidents, and other persons paid by the Bank and (ii) all sales, use and value added Taxes of the Bank. The Bank or Seller timely remitted all such withheld Taxes.

(g)
No federal, state, local or foreign Tax audits or other proceedings are presently in progress, pending or, to the Sellers’ Knowledge, threatened with regard to any Taxes or Tax returns of either the Seller (in relation to the business of the Bank) or the Bank.

(h)
The Bank is not subject to a Tax holiday or Tax incentive or grant in any jurisdiction that will terminate (or could be subject to clawback or recapture) as a result of any transaction contemplated by this Agreement.

4.12.    Judgments. Except as set forth in Schedule 4.12, there are no unsatisfied judgments of record against the Bank.
4.13.    Regulatory Reporting. Since January 1, 2011, the Bank has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file, if any, with (i) the Board of Governors of the Federal Reserve System (the “Federal Reserve”), (ii) Federal Deposit Insurance Corporation, (iii) the Wisconsin Department of Financial Institutions (“WDFI”), and (iv) any other applicable federal or state banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the “Reports.” Except as set forth in Schedule 4.13, the Bank has not received any notice from any governmental or regulatory authority that it has failed to file a Report or that a Report is inaccurate or complete.
4.14.    Employment Contracts. Except as disclosed on Schedule 4.14, the Bank has no written employment contracts with any of its respective officers or employees.
4.15.    Title to Bank Shares. Except as disclosed on Schedule 4.15, the Seller owns the Bank Shares free and clear of any and all security interests, liens, encumbrances, restrictions, claims or other defects in title and the Bank Shares constitute 100% of the issued and outstanding Equity Securities of the Bank. On the Closing Date, the Seller will deliver the Bank Shares to Buyer free and clear of any and all security interests, liens, encumbrances, restrictions, claims or other defects in title.
4.16.    Insurance. The Bank has maintained and continues to maintain insurance with respect to its properties of the type and in such amounts as are set forth on Schedule 4.16. A complete list and summary description of all insurance policies maintained by the Bank are set forth in said Schedule. The policies listed on said Schedule are in full force and effect, all premiums due thereon have been paid, and the Bank has not received any notice of cancellation, termination or nonrenewal of such policies. Schedule 4.16 sets forth a complete list of all pending claims against such insurance policies and any circumstances giving rise to potential claims against such insurance policies.
4.17.    Litigation. Except as set forth on Schedule 4.17, there are no actions, proceedings, investigations or inquiries pending or, to the Seller’s knowledge, threatened (i) which question the validity of this Agreement or any action taken or to be taken pursuant hereto or (ii) which could reasonably be expected, either in any case or in the aggregate, to materially and adversely affect the business, operations, affairs, properties or prospects of the Bank or materially impair the right or the ability of the Bank to carry on its business as now conducted.

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4.18.    Title to Property. Except as described in Schedule 4.18, the Bank has good and marketable title to all of its material properties (personal, tangible and intangible) and assets reflected in the Bank Financial Statements or otherwise represented as being owned by it, free and clear of all mortgages, pledges, liens, conditional sales agreements or other encumbrances of any kind or nature except those reflected as liabilities on the Bank Financial Statements and except (i) liens for taxes, assessments or other governmental charges not yet delinquent, and (ii) such imperfections of title and minor easements, defects, encumbrances and encroachments, if any, as do not materially detract from present use of such properties.
4.19.    Real Property.

(a)
A list of each parcel of real property owned by the Bank (other than real property acquired in foreclosure or in lieu of foreclosure in the course of the collection of loans and being held by the Bank for disposition as required by law) is set forth in Schedule 4.19(a) under the heading “Owned Real Property” (such real property being herein referred to as the “Owned Real Property”). A list of each parcel of real property leased by the Bank is also set forth in Schedule 4.19(a) under the heading “Leased Real Property” (such real property being herein referred to as the “Leased Real Property”). Collectively, the Owned Real Property and the Leased Real Property are herein referred to as the “Real Property.”

(b)	There is no pending action involving the Bank as to the title of or the right to use any of the Real Property.

(c)
Except as set forth in the Title Commitments to be delivered to Buyer in accordance with Section 12.4, the Bank has good and marketable fee simple title to all Owned Real Property, free and clear of all mortgages, pledges, liens, conditional sales agreements or other encumbrances of any kind or nature except for taxes, assessments or other governmental charges not yet delinquent.

(d)
Except as disclosed on Schedule 4.19(d), the Bank does not have any interest in any real property other than as described above in Section 4.19(a) except interests as a mortgagee; provided that Schedule 4.19(d) sets forth a list of real property acquired by Bank in foreclosure or in lieu of foreclosure and being held for disposition as required by law.

(e)
None of the buildings, structures or improvements located on the Owned Real Property are the subject of any official complaint or notice by any governmental authority of violation of any applicable zoning ordinance or building code, and to the Seller’s Knowledge, there is no zoning ordinance, building code, use or occupancy restriction or condemnation action or proceeding pending or, threatened, with respect to any such building, structure or improvement which will or could reasonably be expected to materially interfere with the use of any of the Owned Real Property. To the Seller’s Knowledge, the Owned Real Property is in generally good condition for its intended purpose, ordinary wear and tear excepted.

(f)
The Bank has not caused or, to Seller’s Knowledge, allowed the use, generation, treatment, storage, disposal or release at any Real Property of any Toxic Substance, except in accordance in all respects with all applicable federal, state and local laws and regulations. “Toxic Substance” means any hazardous, toxic or dangerous substance, pollutant, waste, gas or material, including, without limitation, petroleum and petroleum products, metals, liquids, semi-solids or solids, that are regulated under any federal, state or local statute, ordinance, rule, regulation or other law pertaining to environmental protection, contamination, quality, waste management or cleanup. To Seller’s Knowledge, there are no underground storage tanks located on, in or under any Owned Real Property.

4.20.    Leases. The Schedule of Leases attached hereto in Schedule 4.20 sets forth a complete and correct listing of all leases of personal and real property to which the Bank is a lessee including, without limitation, those leases for any Leased Real Property (collectively, the “Bank Leases”). The Seller has provided to the Buyer access to all lease agreements described in said Schedule together with any and all amendments thereto, and each such lease agreement is valid and subsisting and, to Seller’s Knowledge, no event or condition exists which constitutes, or after notice or lapse of time or both, would constitute a material default thereunder by Bank. Except as set forth on Schedule 4.20, neither the execution or delivery of this Agreement nor the consummation or performance of the sale of the Bank Shares will, directly or indirectly (with or without notice or lapse of time) contravene, conflict with or result in a violation or breach of any provision of, or give any party the right to declare a default or exercise any remedy under, or accelerate the maturity or performance of, or to cancel, terminate or modify any of the Bank Leases.

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4.21.    Condition of Assets. Except as set forth on Schedule 4.21, there is no material asset used by the Bank in the conduct of its business which is not either owned by the Bank or leased to the Bank; and all such assets owned or used by the Bank are, and on the Closing Date will be, in good operating condition subject to normal wear and tear and maintenance requirements.
4.22.    Agreements, Commitments and Contracts. Except for contracts, commitments and agreements described in Schedule 4.22(b) attached hereto, or listed in any other schedule attached hereto, and contracts, commitments and agreements entered into in the ordinary course of business (including credit and deposit contracts of the Bank), the Bank is not a party to any contract, commitment or agreement which:

(a)	extends beyond twelve (12) months from the date of this Agreement;

(b)	individually might involve payment by or to the Bank of an aggregate amount of more than $15,000, which may be due or expected to be due within 90 days of the Closing Date; or

(c)	contains a termination fee or penalty that is triggered by the Closing.
4.23.    Employee Benefit Plans. Except as provided on Schedule 4.23, the Bank does not maintain any Employee Pension Benefit Plans, as defined under Section 3(2) of the Employee Retirement Income Security Act of 1974 (ERISA), as amended, nor does it maintain any Employee Welfare Benefit Plans, as defined in Section 3(1) of ERISA, or make any contributions to such Plans, including any Multi‑Employer Welfare Plans, nor is it required to make any contributions to such plans, including but not limited to any pension plans, whether Defined Benefit, Money Purchase, or Target Benefit, Profit Sharing Plans, Stock Bonus Plans, Employee Stock Ownership Plans, 401(k) Plans, Employee Pension Plans, Annuity Plans, and other qualified deferred compensation plans, including any Multi‑Employer Pension Plans.
Except as set forth in Schedule 4.23, the Bank is not a party to nor does it maintain, contribute to or have any other obligations under any plan (including but not limited to health insurance, life insurance, disability insurance, deferred compensation, contractual death benefits or stock option) exempt from the requirements of ERISA, including vesting, participation and/or funding requirements, and not qualified under the Internal Revenue Code.
4.24.    Compliance with Law.  Except as set forth in Schedule 4.24, since January 1, 2011, to the Seller’s Knowledge, the Bank has complied with all applicable federal, state and local laws, regulations, orders and guidelines relating to the Bank’s business, the violation of which could result in a material adverse change in the financial condition or business operations of the Bank taken as a whole. The Bank has not received notice of any violation of any environmental or zoning laws, building, fire or other regulatory laws, statutes, ordinances or regulations relating to the Owned Real Property or the Leased Real Property. The Bank has all permits and licenses from governmental authorities required to conduct its business as now conducted.
4.25.    Fidelity Bonds. Except as disclosed on Schedule 4.25, since January 1, 2011, the Bank has continually maintained a fidelity bond insuring it against acts of dishonesty by its employees in such amounts as are disclosed in Schedule 4.25. Except as disclosed on Schedule 4.25, since January 1, 2011, no claims have been made under such bond, and to Seller’s Knowledge, no facts exist which would form the basis of a claim under any such bonds; nor does either Seller or Bank have any reason to believe that such fidelity coverage will not be renewed by the existing carrier on substantially the same terms as existing coverage.
4.26.    Regulatory Matters.  The Bank is not subject to or to the Seller’s Knowledge, threatened with any consent order or proceeding or other order, memorandum, agreement or proceeding initiated by any federal or state regulatory authority.
4.27.    Record Books.  To the Seller’s Knowledge, the minute books and stock record books of the Bank are complete and correct in all material respects and reflect all material transactions required to be recorded under any and all applicable state and federal laws or regulations.
4.28.    Disclosure. No representation or warranty by the Seller in this Agreement and no statement contained in this Agreement or in any document delivered or to be delivered pursuant hereto contains or will contain an untrue statement of material fact or omits or will omit to state any material fact necessary to make the statements herein or therein contained, in light of the circumstances under which made, not misleading; it being understood that as used in this subparagraph, “material” means material to any individual statement or omission and in the aggregate as to all statements and omissions.

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4.29.    Brokers and Finders. Neither the Seller nor the shareholders of Seller, nor the Bank has employed any broker or finder in connection with the transaction contemplated by this Agreement and the Bank will thus have no liability or obligation to pay any such broker or finder.
4.30.    Seller’s Knowledge. For purposes of this Agreement, references to “Seller’s Knowledge” (or the like) means no information has come to the attention of any of the directors or officers of Seller that gives (or should give) him or her current conscious awareness that any such statements, representations or warranties are not accurate.
Except as expressly set forth in this Agreement, Buyer is consummating the Merger without any additional representations or warranties whatsoever.
ARTICLE 5.
REPRESENTATIONS AND WARRANTIES OF THE BUYER
In connection with and as an inducement to the Seller to enter into and be bound by the terms of this Agreement, the Buyer warrants and represents to the Seller that, as of the date hereof (and as of the Closing Date):
5.1.    Organization and Corporate Power. Buyer is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America. Subject to receiving the necessary regulatory approvals, the Buyer has all requisite power, authority, charters, licenses and franchises necessary or required by law to acquire the Bank Shares from the Seller.
5.2.    Authority Relative to this Agreement. The execution and delivery of this Agreement by the Buyer and the consummation by the Buyer of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Buyer, and no other corporate proceedings on the part of the Buyer are necessary to authorize this Agreement and such transactions.
5.3.    Execution and Enforceability. This Agreement has been duly executed and delivered by the Buyer and constitutes a valid and binding obligation of the Buyer enforceable in accordance with its terms subject to the enforcement of equitable remedies, bankruptcy, insolvency, moratorium and other laws affecting the rights of creditors generally and the judicial limitations of the performance of the remedy of specific performance.
5.4.    Consents and Approvals. Except for the filing of the Applications, no consents or approvals of, or filings or registrations with any governmental entity or with any third party are necessary in connection with the execution and delivery by the Buyer of this Agreement, or the consummation by the Buyer of the transactions contemplated herein.
5.5.    Financing. The Buyer possesses and will possess on the Closing Date sufficient financial resources to consummate the transactions contemplated by this Agreement as described herein, including, without limitation, the payment of the Merger Consideration pursuant to Article 2 of this Agreement.
5.6.    Regulatory Approval. To the Buyer’s Knowledge, no facts or circumstances pertaining to the Buyer exist on the date hereof that may prevent or unreasonably delay the Buyer’s receipt of the regulatory approvals for the transactions contemplated by this Agreement.
5.7.    Brokers and Finders. Neither the Buyer nor any of its respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Buyer in connection with this Agreement or the transactions contemplated hereby.
5.8.    Absence of Default. Neither the execution nor the delivery of this Agreement, the consummation of the transactions contemplated hereby or the fulfillment of the terms hereof will (i) conflict with, or result in a breach of the terms, conditions, or provisions, or constitute a default under any agreement or instrument under which the Buyer is obligated, (ii) violate any law, rule or regulation to which the Buyer is subject, or (iii) violate the Buyer’s Articles of Incorporation or Bylaws.
5.9.    Litigation. There is no litigation, proceeding, or investigation pending, or, to the Knowledge of the Buyer, threatened against the Buyer, which questions the validity of any action to be taken pursuant to or in connection with the provisions of this Agreement, and the Buyer does not know of any basis for any such litigation, proceeding or investigation.

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5.10.    Buyer’s Knowledge. For purposes of this Agreement, references to “Buyer’s Knowledge” (or the like) means no information has come to the attention of any of the directors or officers of Buyer that gives (or should give) him or her current conscious awareness that any such statements, representations or warranties are not accurate.
Except as expressly set forth in this Agreement, Seller is consummating the Merger without any additional representations or warranties whatsoever.
ARTICLE 6.
APPLICATION AND NOTICE TO THE OFFICE OF COMPTROLLER OF THE CURRENCY AND WISCONSIN DEPARTMENT OF FINANCIAL INSTITUTIONS
As soon as practicable, but in no event later than ten (10) business days from the date of this Agreement, the Buyer shall file an application for combination with the Office of the Comptroller of the Currency (the “OCC”), the WDFI, and such other applications and notices required by other state and federal regulatory agencies, of its intention to consummate the Merger (the “Applications”). The Seller agrees to provide to the Buyer such nonfinancial assistance as necessary to obtain approvals as the Buyer shall reasonably request. The Buyer shall use its commercially reasonable efforts to obtain all appropriate approvals of the acquisition of the Bank Shares in accordance with the terms of this Agreement. The Buyer shall provide the Seller with copies of the non-confidential portions of the Applications to be filed by the Buyer with regulatory authorities for approval of the transactions contemplated by this Agreement, and the Buyer shall keep the Seller informed as to the progress of the Applications and provide the Seller with copies of all non-confidential correspondence or orders evidencing final action by regulatory authorities with regard to the Applications. Nothing herein, however, shall be deemed to require the Buyer to provide the Seller with copies of any confidential portions of the Applications, unless such portions ultimately are not accorded confidential treatment by the appropriate regulatory authority.
ARTICLE 7.
DELIVERY OF DOCUMENTS
On or before the Closing Date (as applicable), the Buyer and the Seller shall execute and/or deliver to the other party the following documents, instruments and agreements, together with such other documents, instruments and agreements as the other party (or its counsel) may reasonably request to consummate the purchase and sale contemplated hereby:
7.1.    By the Buyer to the Seller:

(a)	immediately available funds in the amount required in Section 2.4(b) hereof, pursuant to written instructions delivered by the Seller; and

(b)	the “Buyer Certificate” (as that term is defined in Section 8.1 hereof);

(c)	the merger letter received from the OCC providing for the consummation of the Merger; and

(d)
certified copies of a resolution of the directors of Buyer approving of the Merger and the execution and delivery of this Agreement and all documents, instruments and agreements required to be executed and delivered by the Seller pursuant to this Agreement.

7.2.    By the Seller to the Buyer:

(a)
certificates evidencing all of the Bank Shares being cancelled hereunder pursuant to the Merger, duly endorsed or otherwise accompanied by duly executed stock powers sufficient to transfer ownership of the said certificates and the shares of stock evidenced thereby to the Buyer;

(b)
resignations duly signed by such directors of the Bank as may be requested by the Buyer on or before the Closing Date and effective on the Closing Date, pursuant to which such directors resign from their positions as directors of the Bank;

(c)	the “Seller Certificate” (as that term is defined in Section 9.1 hereof);

(d)	at least three (3) days prior to the Closing Date, a copy of the Determination Date Balance Sheet (agreed upon by the Buyer and Seller in accordance with Section 2.5);

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(e)	evidence of the obtainment of Tail Coverage pursuant to Section 12.3 of this Agreement;

(f)	evidence of a release of that certain bank stock loan with Dairyland State Bank, secured by the Bank Shares;

(g)
two (2) days prior to the Closing Date, an updated set of Schedules to this Agreement only reflecting the addition of any new facts or circumstances requiring disclosure thereon which have arisen or occurred between the date hereof and the date that is two (2) days prior to the Closing Date; and

(h)
certified copies of a resolution of the directors of Seller approving of the Merger and the execution and delivery of this Agreement and all documents, instruments and agreements required to be executed and delivered by the Seller pursuant to this Agreement.

ARTICLE 8.
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER
All of the agreements and obligations of the Seller under this Agreement are subject to the fulfillment, on or prior to the Closing Date, of the following conditions precedent, any or all of which may be waived, in whole or in part, in writing by the Seller:
8.1.    Performance and Compliance. Except as to the extent such representations and warranties are by their express provisions made as of a specified date, all representations and warranties of the Buyer set forth in this Agreement shall be true and correct in all material respects (or, to the extent such representations and warranties are already qualified by materiality, such representations and warranties shall be true and correct in all respects) as of the Closing Date to the same extent and with the same effect as if made at and as of such date; the Buyer shall have performed and complied in all material respects with all of the agreements, covenants and conditions required by this Agreement to be performed or complied with by the Buyer on or prior to the Closing Date; and the Buyer shall have delivered to the Seller a certificate, dated as of the Closing Date, to all such effects (hereinafter referred to as the “Buyer Certificate”).
8.2.    Regulatory Approval. Any regulatory approval as required by the Act, or otherwise required by applicable law or regulation shall have been obtained.
8.3.    No Termination. Neither the Buyer nor the Seller shall have terminated this Agreement as permitted herein.
8.4.    Articles of Merger. Any articles or certificates of merger as required by applicable law shall have been executed, acknowledged, filed, and accepted.
8.5.    Shareholder Approval. The transactions contemplated by this Agreement, this Agreement and related matters shall have been approved and adopted by the requisite vote of the shareholders of the Seller in accordance with applicable Wisconsin state law and the Seller’s Articles of Incorporation and Bylaws.
ARTICLE 9.
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE BUYER
All of the agreements and obligations of the Buyer under this Agreement are subject to the fulfillment, on or prior to the Closing Date, of the following conditions precedent, any or all of which may be waived, in whole or in part, in writing by the Buyer:
9.1.    Performance and Compliance. Except as to the extent such representations and warranties are by their express provisions made as of a specified date, all representations and warranties of the Seller set forth in this Agreement shall be true and correct in all material respects (or, to the extent such representations and warranties are already qualified by materiality, such representations and warranties shall be true and correct in all respects) as of the Closing Date to the same extent and with the same effect as if made at and as of such date; the Seller shall have performed and complied in all material respects with all of the agreements, covenants and conditions required by this Agreement to be performed or complied with by the Buyer on or prior to the Closing Date; and the Seller shall have delivered to the Buyer a certificate, dated as of the Closing Date, to all such effects (hereinafter referred to as the “Seller Certificate”).
9.2.    Regulatory Approval. Any regulatory approval as required by applicable state or federal law or regulation shall have been obtained, and all waiting and appeal periods prescribed by applicable law or regulation shall have expired.

WHD/12223603.9     - 12 -

9.3.    No Termination. Neither the Buyer nor the Seller shall have terminated this Agreement as permitted herein.
9.4.    Shareholder Approval. The transactions contemplated by this Agreement, this Agreement and related matters shall have been approved and adopted by the requisite vote of the shareholders of the Seller in accordance with applicable Wisconsin state law and the Seller’s Articles of Incorporation and Bylaws.
9.5.    Articles of Merger. Any articles or certificates of merger as required by applicable law shall have been executed, acknowledged, filed, and accepted.
9.6.    Material Adverse Effect. From the date of this Agreement, there shall not have occurred any Material Adverse Effect (as defined below), nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect, provided that if a Material Adverse Effect has occurred through no fault of Bank or Seller and this Agreement is subsequently terminated by either party as a result of the Material Adverse Effect, Seller shall be entitled to retain the Earnest Money set forth in Section 2.3(a) of this Agreement. “Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Bank, or (b) the ability of the Bank to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, except for the filing of applications, notices and other documents necessary to obtain, and the receipt of regulatory approvals as provided herein; or (vi) the public announcement, pendency or completion of the transactions contemplated by this Agreement.
ARTICLE 10.
COVENANT NOT TO COMPETE
From the Closing Date and for a period of five (5) years thereafter, the Seller and the Control Shareholders shall not, either directly or indirectly:

(a)
within the a thirty-five (35) mile radius of any branch of the Bank, own, manage, operate or control or participate in the ownership, management, operation or control of, or be employed by any corporation, partnership, person, firm or other business that is engaged in the business of banking; provided, however, that the foregoing restriction shall not affect or limit Al Gerber’s current ownership stake in Community Bank of Cameron and such current ownership stake shall not be a violation hereof.

(b)	call upon, solicit, divert or attempt to take away any of the customers or business of the Bank;

(c)
disclose, make available or divulge to any corporation, partnership, individual, firm, other business or person any trade secret information concerning the business and affairs of the Bank or other information concerning the business and affairs of the Bank; or

(d)	induce or attempt to induce any employee of the Bank to do any of the foregoing or to discontinue such employee's employment with the Bank.
Notwithstanding anything contained above, nothing set forth in this Article 10 shall be deemed to preclude the Control Shareholders from owning, directly or indirectly, less than five percent (5%) of the stock of any company whose stock is publicly traded notwithstanding that such company or a     subsidiary may be engaged in the banking business in Wisconsin. Further, nothing in this Article 10 shall prohibit a Control Shareholder from operating, owning, controlling or otherwise engaging in the operation of an insurance agency or the sale of insurance policies and products, including, without limitation, the sale of annuities. Finally, nothing in this Article 10 shall prohibit a Control Shareholder from providing consulting, advisory or audit services on loan files and lending functions for Community Bank of Cameron.
The Seller and Control Shareholders acknowledge and agree that the Merger Consideration paid to the Seller in Section 2.1 is adequate and sufficient consideration for the Seller’s and the Control Shareholders’ non-competition and non-solicitation obligations under this Article 10. The Seller and the Control Shareholders agree that any breach of covenants (a), (b), (c) or (d) above will cause the Bank or the Buyer irreparable harm for which there is no adequate remedy at

WHD/12223603.9     - 13 -

law, and, without limiting whatever other rights and remedies the Buyer may have under this Section, the Seller and the Control Shareholders consent to the issuance of an injunction in favor of the Bank or the Buyer enjoining the breach of any of the aforesaid covenants by any court of competent jurisdiction. If any or all of the aforesaid covenants are held to be unenforceable because of the scope or duration of such covenant or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the scope, duration and area of such covenant to the extent that allows the maximum scope, duration and/or area permitted by applicable law.
ARTICLE 11.
EXPENSES AND BROKERS
The Buyer and the Seller shall each pay their respective costs and expenses of any character incurred in connection with this Agreement or the transaction contemplated hereby, including, without limitation, any commissions, fees or other compensation payable to any finder or broker acting on behalf of such party in connection with the transaction contemplated by this Agreement.
ARTICLE 12.
COVENANTS
12.1.    Operations Pending Closing. The Seller hereby covenants to and agrees with the Buyer that, from the date hereof to the Closing Date or the termination of this Agreement, and subject to the requirement of the regulators that the Seller must control its own operations in accordance with past operating practice, the Seller shall not without the written consent of the Buyer, cause or allow the Bank to:

(a)	fail to carry on its business in substantially the same manner as now being conducted;

(b)
declare, pay or make any cash dividend, stock dividend or other distribution with respect to the Bank Shares outside of the ordinary course of business, except for (i) the Capital Dividend in accordance with Section 2.2 and (ii) dividends or distributions paid to Seller in the ordinary course in connection with the issuance of S-corporation tax dividends to Seller’s shareholders;

(c)	issue or directly or indirectly sell, transfer or otherwise dispose of, or purchase, redeem, retire or otherwise acquire any Equity Securities of the Bank, or agree to commit to do so;

(d)	subdivide or in any way reclassify any of the Equity Securities of the Bank;

(e)	grant any option or right to purchase or execute any agreement or otherwise commit to issue any Equity Securities of the Bank;

(f)	invest or take any actions to inject any additional capital or equity into the Bank other than increases in the Bank’s capital accounts arising due to earnings in the ordinary course of business;

(g)	sell, transfer, lease, mortgage, pledge or otherwise dispose of or encumber any of the Bank’s assets or cancel any of the Bank’s claims except, in each case, in the ordinary course of business.

(h)	fail to use its reasonable efforts to preserve the Bank’s business, organization and goodwill and its existing relationships with its respective customers;

(i)	amend the Bank’s Articles of Incorporation or Bylaws;

(j)	incur any obligation or liability or enter into any transaction except in the ordinary course of the Bank’s business;

(k)	fail to take any action necessary and appropriate to maintain in full force and effect the Bank’s corporate existence, rights, licenses and franchises;

(l)	pay or commit to pay any salary, fee or other compensation at a rate in excess of that prevailing on January 31, 2016;

(m)	fail to maintain all existing policies of insurance with respect to the Bank in their present form and with their present coverage or comparable substitute policies;

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(n)
enter into any employment, agency or other contract or agreement with respect to the performance of personal services which is not terminable by the Bank without liability, on thirty (30) days or less notice;

(o)	pay or commit to pay any bonus or other incentive compensation to any of the Bank officers, directors or employees outside of the ordinary course of business or as set forth on Schedule 12.1(o);

(p)
make or grant any increase any contributions under any Employee Benefit Plan identified in Schedule 4.23 outside of the ordinary course of business, or amend or terminate any such Employee Benefit Plan or adopt any new Employee Benefit Plan, except to the extent required by law;

(q)
sell any portion or all of the Bank’s investment portfolio except for those investments which mature or are called in the ordinary course and sell any portion or all of the Bank’s loan portfolio outside of the ordinary course of business;

(r)
make any single capital expenditure or commitment for capital expenditure in excess of $25,000 other than written commitments or obligations in existence as of the date of this Agreement and disclosed on Schedule 12.1(r);

(s)
commit to make a loan or grant an extension of credit to any borrower (including any renewals of existing loans or additional advances on loans to existing borrowers of the Bank) which does not comply with the Bank’s loan policy and is not consistent with the past lending practices of the Bank;

(t)
except pursuant to contracts to lend money in effect on the date of this Agreement (whether or not any advancement of funds thereunder is discretionary), make, renew or agree to make or renew, any loan or advance on any existing loan if (i) such loan or advance is unsecured and is in excess of $100,000 to any borrower or related borrowers; (i) such loan or advance is secured and is in excess of $1,000,000 to any borrower or related borrowers and is unsecured; or (iii) such loan is in excess of $100,000 and such loan has been declared in default or classified, by the Bank’s officers or directors, (including the Bank’s watch list) provided, however, that the Bank may make such loan in the event that (i) the Bank has delivered to the Buyer or its designated representative a notice of its intention to make such loan and such information as the Buyer or its designated representative shall require in respect thereof and (ii) the Buyer or its designated representative shall not have objected to such loan by giving written or facsimile notice of such objection within two (2) business days following delivery to the Buyer or its designated representative of the notice of intention and information as aforesaid;

(u)	make loans to insiders as that term is defined in Section 4.9;

(v)	repurchase or enter into any agreement to repurchase all or any portion of any loan previously participated to any other financial institution;

(w)	originate any loan which is thereafter participated to another financial institution providing for payment on any basis other than pro rata;

(x)
make any investments or invest any of the Bank’s assets in any marketable securities except in the ordinary course of business and consistent with prior practices and the Bank’s policies, and in no event with a maturity in excess of 24 months;

(y)	except in the ordinary course of business, release or agree to release any collateral securing any loan;

(z)	take any action outside the ordinary course of business which will decrease the Book Value of the Bank between the Determination Date and the Closing Date; or

(aa)
enter into or amend any other contract, agreement, understanding, arrangement or commitment not already described or addressed in this Section 12.1 that is outside the ordinary course of business and involves an aggregate obligation by the Bank of more than $25,000, other than contracts entered into in respect of deposit agreements.

WHD/12223603.9     - 15 -

12.2.    Due Diligence and Current Information. The Buyer acknowledges that it has had the opportunity to conduct due diligence and investigation with respect to the Bank, and in no event shall Seller have any liability to the Buyer with respect to a breach of any representation, warranty or covenant under this Agreement with respect to which Buyer had Due Diligence Knowledge (as that term is defined below) prior to the Closing Date. From the date of this Agreement until the Closing Date, the Seller shall promptly furnish the Buyer with copies of all unaudited monthly and quarterly financial statements of the Bank as the same become available and shall use reasonable efforts to cause its designated representative to respond to inquiries from time to time from the designated representative of the Buyer. Should the Buyer obtain Due Diligence Knowledge of any non-compliance with this Agreement, Buyer agrees to promptly inform Seller of any evidence of such non-compliance with this Agreement discovered in any review of the Bank. For purposes of this Section 12.2, “Due Diligence Knowledge” means the Knowledge of either or both of Edward H. Schaefer and/or Mark Oldenberg. Each party shall promptly notify the other party of any material change in its business or operations and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving such party, and shall keep the other party fully informed of such events as permitted by law. The Seller and the Buyer will notify each other in writing of their respective designated representative within five (5) business days after the date of this Agreement.
12.3.    Tail Coverage. On or prior to the Determination Date, the Seller will obtain an extended reporting period (“Tail Coverage”) on liability insurance insuring officers and directors of Bank. Said insurance shall provide coverage terms (including, without limitation, the amount of each policy’s deductible) comparable to the Seller’s current directors and officers liability policy for a period of not less than one (1) year after the Closing Date.
12.4.    Title Commitments and Surveys. The Seller agrees to deliver to the Buyer (at the Seller’s expense) within 35 days from the date of this Agreement title commitments of a title company reasonably acceptable to the Buyer for any Owned Real Property (the “Title Commitments”). The Title Commitments shall include special assessment searches on said real estate, showing all exceptions to title, including, but not limited to, covenants, conditions, restrictions, reservations, easements, rights and rights-of-way, liens and other matters of record. Each of the Title Commitments shall be in the amount of the fair market value of the property described in each of the Title Commitments and have attached thereto copies of all documents referred to therein. Likewise, promptly after the date hereof, Seller shall deliver to Buyer all existing surveys, if any, for the Owned Real Property, in the possession of Seller. Buyer may, at its sole cost and expense, cause to be prepared an update of such survey, or obtain its own survey (each a “Survey”) and field notes describing the Owned Real Property and showing the “Improvements” (defined as follows), prepared and certified by a surveyor satisfactory to Buyer. “Improvements” shall mean all parking areas and all buildings, structures, facilities and improvements located on the Owned Real Property and including, without limitation, all mechanical systems, fixtures and equipment; heating systems, fixtures and equipment; air conditioning systems, fixtures and equipment; and plumbing systems, fixtures and equipment, electrical systems, fixtures and equipment; and ventilating systems, fixtures and equipment. Buyer shall have the right to review the Title Commitments and any Survey for a period of fifteen days from the date which is the later of the last Title Commitment or Survey received (the “Review Period”). The Buyer shall promptly, and in no event later than the expiration of the Review Period notify the Seller, in writing, of the Buyer’s disapproval of any exceptions to title shown in said Title Commitment or objections to the items disclosed in any Survey (other than imperfections of title and minor easements, defects, encumbrances and encroachments, if any, as do not materially detract from present use of such properties) (the “Objections”). In the event of such Objections, the Seller shall have fifteen days from the date of the Objections (the “Cure Period”) within which to attempt to eliminate any such Objections or agree to indemnify and hold harmless the Buyer for any losses, damages or costs incurred by the Buyer due to such Objections. In the event such Objections are not eliminated or satisfied to the reasonable satisfaction of the Buyer or the Seller have not agreed to indemnify and hold the Buyer harmless from and against any damages and losses suffered or incurred by the Buyer as a result of such Objections, and/or any cost or expenses to be incurred by the Buyer to eliminate such Objections within the Cure Period, the Buyer may terminate this Agreement pursuant to Article 14 hereof.
12.5.    Environmental Assessment. The Seller shall cause the Bank to grant the Buyer (or its agents) reasonable access to the premises of Bank for the purpose of conducting Phase I Hazardous Waste Assessments (the “Assessments”) of Owned Real Property at the option of the Buyer. The cost of the Assessments shall be paid by the Buyer. The Assessments shall be completed within thirty days after the date of this Agreement. Upon the Buyer’s receipt, the Buyer shall provide the Seller with a copy of the Assessments. The Buyer shall promptly, and in no event later than fifteen days after receipt of such Assessment, give written notice to the Seller stating either that (i) the Assessments are approved by the Buyer or (ii) such Assessments are not approved by the Buyer and the reasons therefor. If the Buyer does not give any such notice within such fifteen day period, then any Assessment for which no notice was given shall be deemed approved by the Buyer.

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If the Buyer gives a notice pursuant to (ii) above which sets forth specific objections to the Assessments (the “Environmental Objections”), then the Buyer may, at its option, terminate this Agreement in accordance with Article 14 hereof, effective as of the date which is thirty (30) days after the date of such notice unless during such thirty (30) day period the Seller either (a) commences action to correct or satisfies such Environmental Objections to the reasonable satisfaction of the Buyer, or (b) agrees to indemnify and hold the Buyer harmless from and against any damage or loss suffered or incurred by the Buyer as a result of the environmental problem(s) which is the subject of the Environmental Objection(s), such indemnification to be on terms reasonably acceptable to the Buyer.
Within five (5) days after the date of this Agreement, the Seller shall provide the Buyer with copies of any environmental reports or assessments regarding the Owned Real Property which are in the possession of the Bank or the Seller.
12.6.    Shareholder Meeting.  The Seller shall call a special meeting of the shareholders of the Seller (the “Shareholder Meeting”) for the purpose of voting upon the sale of the Bank Shares, the transactions contemplated by this Agreement and this Agreement and any other necessary matters related to this Agreement, and deliver notice of the Shareholder Meeting to the shareholders of the Seller in accordance with applicable Wisconsin law and as may be required by the Articles of Incorporation, Bylaws or other agreements or governing documents of the Seller. The Seller shall use its best efforts to hold the Shareholder Meeting as soon as practicable after the date hereof but in no event later than forty-five (45) days after the date of this Agreement. The Seller will, through its Board of Directors, (a) unanimously recommend to the shareholders of the Seller approval of the transactions contemplated by this Agreement, this Agreement and related matters; (b) not withdraw, modify or amend such recommendations; and (c) use its best efforts to obtain the requisite approval of the shareholders of the Seller.
12.7.    Bank Owned Property. Following the Determination Date but prior to the Closing Date, Buyer agrees that the following purchases of property from the Bank shall be permitted: (i) the Bank shall be permitted to sell to the appropriate parties those vehicles set forth on Schedule 12.7 hereto at a purchase price equal to the depreciated book value of the vehicle on the Bank’s books as of the Determination Date; and (ii) Jerry Gerber shall purchase from the Bank that certain artwork in his office identified on Schedule 12.7 hereto for the fair market value of the artwork as of the Determination Date.
12.8.    Cooperation on Conversion Matters. The Seller, the Bank and the Buyer shall, before and after the Closing Date, cooperate in good faith and shall make all reasonable efforts to cause their respective data processing service providers to cooperate to ensure the orderly and efficient consummation of the Merger and the conversion of the Bank and the Buyer hereunder, to complete all reasonable steps for an orderly transfer of all applicable data files and processing information, and to facilitate an electronic and systematic conversion of all applicable data regarding the Bank’s assets and liabilities to the Buyer’s own system of electronic data processing by the next business day following the Closing Date and the corresponding deconversion of all applicable data or information of Bank as soon as practicable but in no event later than ninety (90) calendar days after the Closing Date (the “Conversion”). To this end, and to the extent not otherwise provided in this Agreement, the Bank and the Buyer shall meet and agree upon appropriate procedures for notification of customers, employees and suppliers, for conversion of data processing and check clearing systems and for notification of customer inquiries. This Section 12.8 is not intended to create nor shall it create a financial obligation of the part of the Seller, which shall include, without limitation, Buyer reimbursing Seller for any deconversion costs charged to Seller by its third party service providers in connection with Seller assisting Buyer and delivering necessary information for Buyer to consummate the Conversion; provided, however, that Seller shall provide Buyer with written notice of the amount and substance of any such reimbursable costs prior to incurring such costs.
12.9.    Bank Owned Life Insurance Policies. Following the Determination Date but prior to the Closing Date, Buyer agrees that the Bank shall be permitted to, at its option and if it so determines in its sole discretion: (i) assign and transfer to Jerry Gerber that certain bank owned life insurance policy on the life of Jerry Gerber, policy #55-603-024 (the “Gerber BOLI Policy”) in exchange for payment of the cash surrender value of the Gerber BOLI Policy as of the Determination Date; (ii) assign and transfer to Ernie Gerber that certain bank owned life insurance policy on the life of Ernie Gerber, policy #0002949440 (the “Ernie BOLI Policy”) in exchange for payment of the cash surrender value of the Ernie BOLI Policy as of the Determination Date; and (iii) assign and transfer to Dwight Marquardt that certain bank owned life insurance policy on the life of Dwight Marquardt, policy #0003549990 (the “Marquardt BOLI Policy”) in exchange for payment of the cash surrender value of the Marquardt BOLI Policy as of the Determination Date.

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ARTICLE 13.
INDEMNIFICATION
13.1.    By the Seller and Control Shareholders. The Seller and the Control Shareholders (collectively, the “Indemnitors”) hereby, jointly and severally, agree to and shall, immediately upon demand, indemnify and hold harmless the Buyer, after the date of this Agreement, against and in respect of:

(a)
any damages, losses, deficiencies, costs and expenses resulting from any misrepresentation, breach of any warranty or representation or non‑fulfillment or breach of any agreement or covenant on the part of the Seller under this Agreement, any certificate or other instrument furnished or to be furnished to the Buyer; and

(b)
all actions, suits, proceedings, demands, assessments, judgments, costs and expenses (including, without limitation, reasonable attorneys’ and professional fees) incident to or arising or resulting from any of the foregoing (collectively, the “the Buyer Losses”).

Notwithstanding any provision of this Article 13 to the contrary, the obligation of the Indemnitors to indemnify the Buyer for the Buyer Losses pursuant to Section 13.1 shall only become operative after the total amount of all the Buyer Losses for indemnification pursuant to this Section 13.1 exceeds One Hundred Thousand Dollars ($100,000) after taking into account any allowable tax benefits, insurance or other third party reimbursements attributable to the losses which gave rise to the indemnification claim (the “Threshold Amount”), in which event the Indemnitors shall be responsible only for the Buyer Losses exceeding the Threshold Amount. The aggregate amount payable to the Buyer shall be the full amount of all the Buyer Losses in excess of the Threshold Amount, after taking into account any allowable tax benefits, insurance or other third party reimbursements attributable to the Buyer Losses which gave rise to the indemnification claim, but subject to the limits set forth in Section 13.2. This exclusion of the first $100,000 of loss or damages incurred by the Buyer shall not applicable to any damages or losses resulting from (i) any breach of this Agreement arising from fraud; (ii) any breach of the non-competition provisions contained in Article 10; or (iii) any breach of Sections 4.1, 4.2, 4.3, 4.5, 4.11, 4.15, or 4.29 of this Agreement (the foregoing items (i), (ii), and (iii) being referred to as, the “Seller Fundamental Items”). Written notice of any such claim for indemnification under this paragraph shall be given to the Indemnitors as set forth below. In such notice, the Indemnitors may require the Buyer to make available information, documents and files of the Buyer, the Bank or any surviving bank, to its attorney, and in such event, the Buyer shall fully respond to the Indemnitors and their attorney.
The Buyer shall provide written notice to the Indemnitors of any claim for which the Buyer is entitled to or may seek indemnification within 30 days of discovery by the Buyer of such claim. Such notice shall state the nature of the claim and the amount of the claim. The Buyer shall allow the Indemnitors the right to select counsel for any third party claim, which counsel shall be reasonably satisfactory to the Buyer, to defend any such action, proceeding, claim, demand or assessment giving rise to claim for indemnification pursuant to this Section 13.1, all at the sole cost and expense of the Indemnitors; provided, however, that the Buyer shall be allowed, at its expense, to participate in such defense; provided, further that no settlement shall be entered into without the approval of the Buyer; provided, further that in the event the Indemnitors offer to settle a claim on terms acceptable to the third party claimant, which settlement the Buyer does not consent to, the Buyer shall be responsible for all the Buyer Losses with respect to such claim which exceed the proposed settlement amount, including all legal expenses and costs incurred after the date the Indemnitors initially gave notice to the Buyer seeking its consent to the proposed settlement. Should the Indemnitors refuse to accept the tender, it shall be the Buyer’s obligation to reasonably inform the Indemnitors of the status and progress of any ensuing litigation provided such information is requested by the Indemnitors. The Buyer will make a good faith effort to defend against such third party claim as if no indemnification was available hereunder. The Indemnitors shall cooperate with the Buyer in the defense of any third party claim. The Buyer shall provide the Indemnitors the opportunity to participate in (but not control) the defense of such third party claim at the Indemnitors’ expense in the event the Indemnitors refuse to accept the tender and the Indemnitors shall allow the Buyer to participate in (but not control) the defense of such third party claim at their own expense in the event the Indemnitors accept the tender.
13.2.    Limitation of Indemnitors’ Liability. Notwithstanding anything contained in this Article 13 or this Agreement to the contrary, the indemnification obligations of the Indemnitors to Buyer shall not, in the aggregate, exceed $450,000 (the “Cap”). The Cap shall not apply to any damages or losses resulting from any breach of this Agreement arising from any of the Seller Fundamental Items.
13.3.    By the Buyer. The Buyer does hereby agree to and shall immediately upon demand indemnify and hold harmless the Seller, after the date of this Agreement, against and in respect of:

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(a)
any damages, losses, deficiencies, costs and expenses resulting from any misrepresentation, breach of any warranty or representation or non‑fulfillment or breach of any agreement or covenant on the part of the Buyer under this Agreement, any certificate or other instrument furnished or to be furnished to the Seller; and

(b)
all actions, suits, proceedings, demands, assessments, judgments, costs and expenses (including, without limitation, reasonable attorneys’ and professional fees) incident to or arising or resulting from any of the foregoing (collectively, the “Seller Losses”).

Notwithstanding any provision of this Article 13 to the contrary, the obligation of the Buyer to indemnify the Seller for the Seller Losses pursuant to Section 13.2 shall only become operative after the total amount of all the Seller Losses for indemnification pursuant to this Section 13.2 exceeds One Hundred Thousand Dollars after taking into account any allowable tax benefits, insurance or other third party reimbursements attributable to the losses which gave rise to the indemnification claim ($100,000) (the “Seller Threshold Amount”), in which event the Buyer shall be responsible only for the Seller Losses exceeding the Seller Threshold Amount. The aggregate amount payable to the Seller shall be the full amount of all the Seller Losses in excess of the Seller Threshold Amount, after taking into account any allowable tax benefits, insurance or other third party reimbursements attributable to the Seller Losses which gave rise to the indemnification claim, but subject to the Buyer Cap. This exclusion of the first $100,000 of loss or damages incurred by the Seller shall not applicable to any damages or losses resulting from any breach of this Agreement arising from fraud or a breach of Sections 5.1, 5.2, or 5.7 (collectively, the “Buyer Fundamental Items”) and is not applicable to the payment by the Buyer of the Merger Consideration. Written notice of any such claim for indemnification under this paragraph shall be given to the Buyer. In such notice, the Buyer may require the Seller to make available information, documents and files of the Seller to its attorney, and in such event, the Seller shall fully respond to the Buyer and their attorney.
The Seller shall provide written notice to the Buyer of any claim for which the Seller is entitled to or may seek indemnification within 90 days of discovery by the Seller of such claim. Such notice shall state the nature of the claim and the amount of the claim. Failure to give such notice within 90 days of discovery by the Seller of such claim shall in no way abrogate or diminish the obligations of the Buyer in under this Section if the Buyer has or receives knowledge of the existence of any such claim by any other means or if such failure does not materially prejudice the ability of the Buyer to defend such claim. The Seller shall allow the Buyer the right to select counsel for any third party claim, which counsel shall be reasonably satisfactory to the Seller, to defend any such action, proceeding, claim, demand or assessment giving rise to claim for indemnification pursuant to this Section 13.2, all at the sole cost and expense of the Buyer; provided, however, that the Seller shall be allowed, at its expense, to participate in such defense; provided, further that no settlement shall be entered into without the approval of the Seller; provided, further that in the event the Buyer offers to settle a claim on terms acceptable to the third party claimant, which settlement the Seller does not consent to, the Seller shall be responsible for all losses with respect to such claim which exceed the proposed settlement amount, including all legal expenses and costs incurred after the date the Buyer initially gave notice to the Seller seeking its consent to the proposed settlement. Should the Buyer refuse to accept the tender, it shall be the Seller’s obligation to reasonably inform the Buyer of the status and progress of any ensuing litigation provided such information is requested by the Buyer. The Seller will make a good faith effort to defend against such third party claim as if no indemnification was available hereunder. The Buyer shall cooperate with the Seller in the defense of any third party claim. The Seller shall provide the Buyer the opportunity to participate in (but not control) the defense of such third party claim at the Buyer’s expense in the event the Buyer refuses to accept the tender and the Buyer shall allow the Seller to participate in (but not control) the defense of such third party claim at its own expense in the event the Buyer accepts the tender.
13.4.    Limitation of Buyer’s Liability. Notwithstanding anything contained in this Article 13 or this Agreement to the contrary, the indemnification obligations of the Buyer to Seller shall not, in the aggregate, exceed the Cap. The Cap shall not apply to any damages or losses resulting from any breach of this Agreement arising from any of the Buyer Fundamental Items and is not applicable to the payment by the Buyer of the Merger Consideration.
13.5.    Survival of Representations. Except as specified below, the representations and warranties of the Seller and the Buyer contained in or made pursuant to this Agreement shall survive the consummation of the purchase and sale contemplated hereby for a period of nine (9) months from the Closing Date; provided, however, that the Seller Fundamental Items and the Buyer Fundamental Items shall survive for the statute of limitation applicable to such representation or warranty. This survival period shall not apply to any damages or losses resulting from any breach of this Agreement arising from fraud.
13.6.    Exclusive Remedy. The rights and remedies set forth in this Article 13 constitute the exclusive rights and remedies of the parties in respect of the matters indemnified under this Article 13. In addition, amounts recoverable

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pursuant to this Article 13 shall not include any lost profits or special, exemplary, consequential or punitive damages, and no indemnifying party shall be liable for any such damages under this Agreement.
13.7.    Confidentiality. The parties agree that they will treat as confidential any payments made to each other pursuant to the terms of Article 13 of this Agreement.
ARTICLE 14.
TERMINATION
14.1.    Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

(i)	by mutual written consent of the Seller and the Buyer;

(j)	by the Seller (as one party) or by the Buyer (as another party) upon written notice thereof to the other party if:

(i)
the purchase and sale contemplated hereby has not been consummated within four (4) months from the date of this Agreement, unless such purchase and sale has not been so consummated because of, or as a result of any knowing or willful actions or failure to act that is contrary to a party’s obligations under this Agreement on the part of the party seeking to terminate this Agreement pursuant to this Subsection (i); or

(ii)
there has been a failure by the other party to perform or comply with any material agreement, covenant or condition herein required to be performed or complied with by such other party within the time required and such breach or failure has continued for fifteen (15) days following written notice thereof to such other party; or

(k)	by the Buyer pursuant to the terms of Section 12.6 regarding title to the Owned Real Property;

(l)	by the Buyer pursuant to the terms of Section 12.7 regarding the Assessments;
Upon termination of this Agreement by either party pursuant to this Article 14, and upon disposition of the Earnest Money in accordance with Section 2.3(a) of this Agreement, this Agreement shall be of no further force or effect and neither party shall have any liability to the other as a result of such termination except where such termination results from a willful and material breach of this Agreement and except for the confidentiality obligations of Section 15.1 below which shall survive the termination of this Agreement.
ARTICLE 15.
GENERAL PROVISIONS
15.1.    Access to Books and Record; Confidentiality.

(c)
From and after the date of this Agreement to the Closing Date or the date on which this Agreement is terminated pursuant to Article 14 hereof, the Seller shall cause the Bank to grant reasonable access to the Buyer (or its agents) to the premises, properties, books, records and officers of the Bank, including, but not limited to, the working papers of the Bank’s accountants, to make copies thereof and extracts therefrom, to determine the truth and accuracy of the representations and warranties of the Seller contained herein, to confirm that the Seller has performed or complied with all of the agreements and covenants to be performed or complied with by it hereunder and for any other purpose related to this Agreement or the transaction contemplated hereby; provide however, that Buyer shall not have access to premises, property, books, records or materials of Seller which would violate applicable law or which would eliminate any attorney‑client privilege between Seller and its attorneys, as determined by Seller in its sole discretion. The Buyer agrees that all such information provided to it by the Seller or the Bank will be used by it only in connection with this Agreement and for no other purpose and that all such information shall be treated confidentially.

(d)
Between the date of this Agreement and the Closing Date, the Buyer will promptly notify the Seller in writing if the Buyer becomes aware of any fact or condition that causes any of the Seller’s representations and warranties as of the date of this Agreement to be inaccurate, or if the Buyer

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becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause of any such representation or warranty to be inaccurate had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, the Buyer will promptly notify the Seller of the occurrence of any breach of any covenant of the Seller or the Buyer in this Agreement or of the occurrence of any event that may make the satisfaction of the conditions in this Agreement impossible or unlikely. Without waiving any termination rights under Article 14 hereof, upon any notification pursuant to this Section 15.1, the Buyer and the Seller shall consult as to how to proceed based on such information. Nothing set forth in this Section 15.1 shall be construed to limit the obligations, representations and warranties of the Seller in this Agreement.

(e)
Each party (each, a “Recipient”) acknowledges that it has received, or may receive, certain information regarding the other party or the Bank (each, a “Discloser”) that is either non-public, confidential or proprietary in nature. Such information, in whole or in part including, without limitation, information delivered orally, electronically or digitally, visually or in hard copy, together with analyses, compilations, studies or other documents prepared by a Discloser, its directors, officers, employees, agents or advisers, which contain or otherwise reflect such information, is hereinafter referred to as “Information.” In addition, the existence of this Agreement and the fact that such information will be or has been disclosed itself constitutes Information for purposes of this Agreement. The term “Information” does not include information that (a) becomes generally available to the public other than as a result of a disclosure by a Discloser or anyone to whom such Discloser transmits information, (b) was available to the Recipient on a non-confidential basis prior to its disclosure by a Discloser to Recipient, (c) becomes available to Recipient on a non-confidential basis from a source other than a Discloser who, to such Recipient’s actual knowledge, is not bound by a confidentiality agreement or other obligation of secrecy with respect to such information, (d) was known to such Recipient or in such Recipient’s possession prior to the date it was disclosed to such Recipient or (e) was independently developed by such Recipient. All Information will be kept confidential and will not, without the prior written consent of the Discloser, be disclosed by a Recipient, its directors, officers, employees, agents or advisers, in any manner whatsoever, in whole or in part, and will not be used by any of the foregoing other than in connection with the transaction contemplated by this Agreement. Moreover, each party agrees to transmit Information only to such party’s directors, officers, employees, agents and advisers who need to know Information and who are informed of the confidential nature of the Information. Each party will be responsible for any breach of any provision of this Section 15.1(c) by such party’s directors, officers, employees, agents and advisers. This Section 15.1(c) shall survive termination of this Agreement. Notwithstanding the foregoing, the Buyer shall be permitted to disclose Information of the Seller to the extent such disclosure is required in connection with the Buyer’s regulatory Applications referenced in Article 6.

15.2.    Parties in Interest and Assignment. All the terms and provisions of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by the personal representatives, successors and permitted assigns of the Seller and the Buyer, it being understood, however, that such assignment shall in no way relieve the parties to this Agreement of their responsibilities and obligations under this Agreement and no assignment shall be permitted unless consented to by the Seller and the Buyer.
15.3.    Notices. All notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date hereof by any party to any other party shall be in writing, may be delivered personally, by nationally recognized overnight courier service, sent via registered or certified mail (return receipt requested) through the United States postal service, or sent via e mail, and shall be deemed to be duly received (a) on the date given if delivered personally, (b) on the date received if delivered via courier or via U.S. mail, (c) if sent via e-mail, on the date sent if sent before 5:00 p.m., Central time, on a business day, or on the next business day if sent on a non-business day or after 5:00 p.m., Central time, on a business day, to the parties at the following addresses:

(c)	If to the Buyer:
Citizens Community Federal, N.A.
2174 Eastridge Center
Eau Claire, WI 54701
Email: moldenberg@ccf.us
Attention: Mark Oldenberg, Exec. VP and CFO

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With a copy to:

Whyte Hirschboeck Dudek S.C.
555 East Wells Street, Suite 1900
Milwaukee, WI 53202-3819
Email: elenzen@whdlaw.com
Attention: Eric E. Lenzen

or at such other address as Buyer shall have advised the Seller in writing; and

(d)	If to the Seller:
Old Murry Bancorp
1204 W. Knapp Street
Rice Lake, WI 54868
Email: jgerber@cbnwi.com
Attention: Jerry Gerber

With a copy to:

Winthrop & Weinstine, P.A.
225 South 6th Street
Suite 3500
Minneapolis, MN 55402
Email: amoch@winthrop.com
Attention: Anton J. Moch
or at such other address as Seller may have advised the Buyer in writing.
15.4.    Entire Agreement. This Agreement, the attached Schedules, and any agreement delivered herewith express the whole agreement between the parties with respect to the purchase and sale contemplated hereby, there being no representations, warranties or other agreements (oral or written) not expressly set forth or provided for herein.
15.5.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement, and each other agreement or instrument entered into in connection with or contemplated by this Agreement, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.
15.6.    Amendments. Any and all agreements by the parties hereto to amend, change, extend, revise or discharge this Agreement, in whole or in part, shall be binding upon the parties to such agreement, even though such agreements may lack legal consideration, provided such agreements are in writing and executed by the party agreeing to be bound thereby.
15.7.    Headings, etc. The various headings in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any Section or provision hereof or any Exhibit annexed hereto. All Exhibits and Schedules referred to herein are hereby incorporated by reference and made a part of this Agreement as though fully set forth herein.
15.8.    Governing Law. This Agreement shall be deemed to be a contract made under the laws of the State of Wisconsin, and for all purposes it, plus any related or supplemental documents and notices, shall be construed in accordance with and governed by the laws of such state.
15.9.    Construction. Wherever possible, each provision of this Agreement and each related document shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or any related document shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement or such related documents.

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15.10.    Waiver. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.
15.11.    Specific Performance. The Seller agrees that the material breach of this Agreement by the Seller will cause the Buyer irreparable harm for which there is no adequate remedy at law, and, without limiting whatever other rights and remedies the Buyer may have under this Agreement, the Buyer is entitled to the remedy of specific performance to enforce this Agreement and the Seller consents to the issuance of an order by a court of competent jurisdiction requiring the specific performance of this Agreement by the Seller.
15.12.    Press Releases. Except as required by applicable law (including regulations promulgated by the U.S. Securities and Exchange Commission) or required to be made in connection with the Regulatory Applications, neither the Buyer nor the Seller shall issue any press release or otherwise make public (other than to employees) any information with respect to this Agreement nor the transactions contemplated thereby, prior to the Closing Date, without the prior written consent of the other party, which consent will not be unreasonably withheld.
{Signature Page to Follow}

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Execution Copy

IN WITNESS WHEREOF, the Seller, the Buyer, the Bank and the Control Shareholders have executed and delivered to the other party this Agreement effective as of the day and year first above written.
BUYER:                        SELLER:

CITIZENS COMMUNITY FEDERAL, N.A.    OLD MURRY BANCORP, INC.

By        By
Its        Its

BANK:        CONTROL SHAREHOLDERS:

COMMUNITY BANK OF NORTHERN
WISCONSIN

By________________________________
Its________________________________        Jerry Gerber

Ernie Gerber

Al Gerber

SIGNATURE PAGE TO THAT CERTAIN
PLAN AND AGREEMENT OF MERGER
DATED FEBRUARY 10, 2016

WHD/12223603.9

EXHIBIT A

CONTROL SHAREHOLDERS

Shareholder                    Shares Owned            Percentage

Jerry Gerber                    4,166                    19.44%

Ernie Gerber                    3,000                    14.00%

Al Gerber                    2,867                    13.38%

WHD/12223603.9

Exhibit B
Purchase Price Computation Example
Assuming December 31, 2015 Determination Date and January 15, 2016 Closing Date

Base Capital and Fixed Premium Computation	Call Report Line	Amount
Quarterly Average Total Assets	RCON3368	154,729,000
Less Intangibles:
Goodwill	RCON3163	-
Other Intangibles	RCON5507	-
Average tangible assets		154,729,000
		8%
Target Capital		12,378,320

Fixed Premium Amount		5,000,000

Book Value Computation
Common stock	RCON3230	503,000
Surplus (exclude all surplus related to preferred stock)	RCON3839	7,618,000
Retained earnings	RCON3632	8,588,000
Subtotal		16,709,000
Less Intangibles:
Goodwill	RCON3163	-
Other Intangibles	RCON5507	-
Book Value (as defined)		16,709,000

Purchase Price Computation
Book Value (as defined)		16,709,000
Less: Capital Dividend (as Defined)		(4,330,680)
Book Value (as defined) after dividend		12,378,320
Interest Rate	5%
Daily Interest	1,695.66
Number of Days	15
Interest		25,435
Fixed Premium		5,000,000
Total Purchase Price		17,403,755

Total Consideration to Old Murry
Total Purchase Price		17,403,755
Dividend of Capital in Excess of 8%		4,330,680
Total Consideration to Old Murry		21,734,435

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LIST OF SCHEDULES
Schedule 4.6    ‑    No Violation
Schedule 4.8    --    Loans
Schedule 4.9    ‑    Insider Loans
Schedule 4.10    ‑    Participation Loans
Schedule 4.12    ‑    Judgments
Schedule 4.13    ‑    Regulatory Reporting
Schedule 4.14    ‑    Employment Contracts
Schedule 4.15    ‑    Bank Shares
Schedule 4.16    ‑    Insurance
Schedule 4.17    ‑    Litigation
Schedule 4.18    ‑    Title to Property
Schedule 4.19(a)    ‑    Owned Real Property and Leased Real Property
Schedule 4.19(d)    ‑    Any Real Property
Schedule 4.20    ‑    Leases
Schedule 4.21    ‑    Condition of Assets
Schedule 4.22(b)    ‑    Contract Exceptions
Schedule 4.23    ‑    Employee Benefit Plans
Schedule 4.24    ‑    Compliance with Law
Schedule 4.25    ‑    Fidelity Bonds
Schedule 12.1(o)     ‑    Bonuses
Schedule 12.1(r)    ‑    Capital Expenditures
Schedule 12.7    ‑    Vehicles and Artwork

11359403v7

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